Exhibit 99.1

Energy Recovery REPORTS unaudited FINANCIAL RESULTS FOR THE First QUARTER of 2014

FIRST QUARTER HIGHLIGHTS:

●

Reflective of continued manufacturing efficiencies, gross profit margin increased from 47% in the first quarter of 2013 to 58% in the current period despite a revenue decrease of 39% caused by lower OEM sales

●	Operating expenses decreased $1.5 million, or 20%, from $7.5 million in the first quarter of 2013 to $6.0 million in the current period due to lower general and administrative expenses
●

On increased gross profit margin and lower operating expenses, net loss was reduced from $(4.5) million, or $(0.09) per share, in the first quarter of 2013 to $(3.7) million, or $(0.07) per share, in the first quarter of 2014

SAN LEANDRO, Calif., May 7, 2014 -- Energy Recovery, Inc. (Nasdaq Global Select Market: ERII), a global leader in harnessing reusable energy from industrial fluid flows and pressure cycles, announced today its unaudited financial results for the quarter ended March 31, 2014. The Company generated net revenue of $3.9 million in the first quarter of 2014, reflecting a decrease of 39% when compared to the same period of the prior year. Insofar as neither quarter contained revenue associated with mega-project shipments, the decrease was entirely attributable to lower OEM sales in the current period, offset partially by higher aftermarket sales. Importantly, in the first quarter of 2014, the Company recognized oil & gas revenue of almost $140k for rental income in Saudi Arabia, which represents the first revenue since the inception of the initiative back in 2011. Additionally, the Company has generated substantial customer interest and proposal activity since the aggressive launch of a sales and marketing campaign about 60 days ago. In summary, net revenue was largely in line with expectations for the quarter, as normal seasonality trends imply anemic volume in the first quarter while the OEM shortfall was a matter of idiosyncratic project timing, and the management team is encouraged by the sudden surge of proposal activity and customer interest regarding the Company’s new oil & gas solutions.

On decreased revenue in the first quarter of 2014, the Company was still able to increase gross profit margin from 47% in the prior-year quarter to 58% in the current period. While the Company’s gross profit margin decreased in sequential terms from 63% in the fourth quarter of 2013, the gross profit margin of 58% in the current quarter included diminished levels of production in light of a plant shutdown in January along with decreased demand, thus causing lower absorption of fixed costs with a commensurate impact on margins. Product mix in the first quarter of 2014 was 61% related to PX® devices and related products and services, 35% associated with pumps and turbochargers, and 4% for rental income tied to a new oil & gas device, the last of which was for an operating lease of a IsoGenTM system to a customer in Saudi Arabia. This IsoGen system converts hydraulic pressure energy to electrical energy in a gas processing application. The product mix in the first quarter of 2013 was similar, with 62% of net revenue comprised of PX devices and 38% for pumps and turbochargers.

On increased gross profit margin and decreased revenue, the Company demonstrated a reduction in operating expenses of $1.5 million, or 20%, decreasing from $7.5 million in the first quarter of 2013 to $6.0 million in the first quarter of 2014. While the Company increased investment in sales & marketing by $0.5 million and research & development by $0.2 million to accelerate growth in new markets such as oil & gas, general & administrative spending decreased by over $2.1 million. Of this decrease, nearly $0.9 million related to a refund receivable for Spanish value-added taxes paid in 2008 and 2009 and the reversal of a liability accrued during 2011 for incremental taxes owed in 2009, all of which related to intercompany marketing services provided by the Company’s Spanish subsidiary. After over four years of adjudication with the local tax authorities, the Company received a favorable ruling in March of 2014 and expects to receive the refund of approximately $0.6 million in the current year. Also impacting general & administrative expenses in the current period were decreased legal costs from litigation activity, reduced IT expenses upon successful completion of an ERP implementation, and lower accounting expenses. General & administrative expenses should normalize in subsequent quarters, while sales & marketing along with research & development should escalate as the Company ramps up the direct sales effort in the oil & gas industry and works diligently to commercialize new products for other markets.

On decreased revenue, increased gross profit margin, and reduced operating expenses, the Company reported a net loss of $(3.7) million, or $(0.07) per share, in the first quarter of 2014. Comparatively, the Company reported a net loss of $(4.5) million, or $(0.09) per share, in the first quarter of 2013. This represents an improvement in net loss of 18%, or $0.8 million and $0.02 per share, over the prior-year quarter.

In the three months ended March 31, 2014, net cash used in operating activities was $(5.9) million due to operating losses in the current period, an increase in inventory caused by low shipments in the first quarter and anticipated shipments in the second quarter, and a decrease in accrued expenses caused primarily by the payment of annual incentives and sales commissions. Also affecting cash flow in the first quarter was the repurchase of about 115,000 shares of common stock in accordance with the Board-approved stock repurchase plan, the execution of which used about $0.6 million of cash as a financing activity. Excluding current and non-current restricted cash of $8.4 million, the Company reported unrestricted cash of $11.4 million, short-term investments of $8.0 million, and long-term investments of $8.8 million, all of which represent a combined total of $28.2 million as of March 31, 2014. For the first quarter of 2014, the net loss of $(3.7) million included $1.7 million of non-cash expenses, the largest of which were depreciation and amortization of $1.0 million and share-based compensation of $0.6 million. In summary, the Company experienced a heavy use of cash in the first quarter of 2014 in accordance with normal seasonality trends, and management expects to continue robust spending to accelerate growth in new markets.

Tom Rooney, President and Chief Executive Officer, remarked, “The financial results in the first quarter came in as expected, and our focus remains fixed on sales and marketing to accelerate oil & gas commercialization as well as research & development to perfect new technologies for untapped markets. We are excited to discern our first revenue recognized from an operating lease for an IsoGen device deployed in Saudi Arabia, but more importantly, we are thrilled to observe a substantial surge in commercial activity over the last 60 days. Until January of 2014, the Company employed one part-time sales individual to execute methodically and quietly to validate evolving technologies with existing customers through pilot projects, deferring the implementation of a comprehensive sales and marketing effort until after commercial validation. Starting in January of this year, however, we have staffed a dedicated, global sales force comprised of six individuals strictly for the oil & gas market, and continuing in February, we have initiated an aggressive market launch for our new technologies, exhibiting these solutions at multiple tradeshows around the world attended by high-profile oil & gas companies. The initial response has proven overwhelming, evidenced by recent commercial activity of impressive proportion. We are equally excited by recent R&D efforts, the outcome of which has a high probability of generating a truly disruptive technology in a uniquely large addressable market. What is most impressive to observe about the Company today is an unmistakable resurgence of technological innovation, with new technologies proliferating to address large, global markets with limited to no competition. This is a very exciting time for the Company, and I believe that we are on the precipice of transformation.”

Forward-Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “believe,” “continue,” “expect,” and similar expressions are intended to identify forward-looking statements, but are not exclusive means of identifying such statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2014 as well as other reports filed by the Company with the SEC from time to time.

Conference Call to Discuss First Quarter Results for 2014

The conference call scheduled for tomorrow at 7:30 a.m. PDT will be in a "listen-only" mode for all participants other than the sell-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 877-941-8609 or local 480-629-9692, and the access code is 4677819. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 800-406-7325 or 303-590-3030 (access code: 4677819) until May 22, 2014. Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery, Inc.

Energy Recovery, Inc. (NASDAQ: ERII) technology harvests the power of pressure from high-pressure fluid flows and pressure cycles. Through collaboration with industry, Energy Recovery helps make industrial processes within water, oil & gas, and chemical industries more profitable and environmentally sustainable. With over 15,000 energy recovery devices installed worldwide, Energy Recovery sets the standard for engineering excellence, cost savings, and technical services to clients across the globe. Year after year, the company’s clean technologies save clients over $1.4 Billion in energy costs. Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Madrid, Shanghai, and Dubai. For more information about the Company, please visit our website at energyrecovery.com.

Contact:
Alexander J. Buehler
Chief Financial Officer
(510) 483-7370

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Net revenue	$3,897	$6,373
Cost of revenue	1,652	3,356
Gross profit	2,245	3,017
Operating expenses:
General and administrative	2,039	4,170
Sales and marketing	2,495	2,011
Research and development	1,234	1,082
Amortization of intangible assets	215	230
Total operating expenses	5,983	7,493
Loss from operations	(3,738)	(4,476)
Other non-operating income, net of expenses	121	27
Loss before income taxes	(3,617)	(4,449)
Provision for income taxes	66	61
Net loss	$(3,683)	$(4,510)

Basic and diluted net loss per share	$(0.07)	$(0.09)

Shares used in basic and diluted per share calculation	51,446	50,982

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$11,437	$14,371
Restricted cash	5,157	4,311
Short-term investments	8,017	5,856
Accounts receivable, net of allowance for doubtful accounts of $263 and $241 at March 31, 2014 and December 31, 2013, respectively	17,202	15,222
Unbilled receivables	746	5,442
Inventories	8,276	4,955
Deferred tax assets, net	698	698
Prepaid expenses and other current assets	2,131	1,018
Total current assets	53,664	51,873
Restricted cash, non-current	3,210	4,468
Unbilled receivables, non-current	1,197	1,197
Long-term investments	8,810	13,694
Property and equipment, net of accumulated depreciation of $12,850 and $12,082 at March 31, 2014 and December 31, 2013, respectively	13,161	13,903
Goodwill	12,790	12,790
Other intangible assets, net	3,792	4,008
Other assets, non-current	2	2
Total assets	$96,626	$101,935
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,639	$1,209
Accrued expenses and other current liabilities	5,362	7,963
Income taxes payable	28	22
Accrued warranty reserve	705	709
Deferred revenue	830	779
Total current liabilities	8,564	10,682
Deferred tax liabilities, non-current, net	2,186	2,131
Deferred revenue, non-current	94	130
Other non-current liabilities	1,951	2,077
Total liabilities	12,795	15,020
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 53,395,001and 51,497.098 shares issued and outstanding at March 31, 2014, respectively; and 53,136,704 and 51,354,101 shares issued and outstanding at December 31, 2013, respectively	53	53
Additional paid-in capital	121,119	119,932
Accumulated other comprehensive loss	(62)	(107)
Treasury stock, at cost, 1,897,903 and 1,782,603 shares repurchased at March 31, 2014 and December 31, 2013, respectively	(4,633)	(4,000)
Accumulated deficit	(32,646)	(28,963)
Total stockholders’ equity	83,831	86,915
Total liabilities and stockholders’ equity	$96,626	$101,935

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net loss	$(3,683)	$(4,510)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	983	911
Loss on disposal of fixed assets	—	13
Amortization of premiums/discounts on investments	125	89
Share-based compensation	581	689
Loss on foreign currency transactions	10	10
Deferred income taxes	56	56
Provision for doubtful accounts	72	40
Provision for warranty claims	3	97
Valuation adjustments for excess or obsolete inventory	40	(20)
Other non-cash adjustments	(125)	(29)
Changes in operating assets and liabilities:
Accounts receivable	(2,052)	1,426
Unbilled receivables	4,696	2,232
Inventories	(3,361)	(1,480)
Prepaid and other assets	(1,112)	(121)
Accounts payable	448	(117)
Accrued expenses and other liabilities	(2,638)	(2,810)
Income taxes payable	7	4
Deferred revenue	15	(334)
Net cash used in operating activities	(5,935)	(3,854)
Cash Flows From Investing Activities
Capital expenditures	(38)	(384)
Purchase of marketable securities	—	(3,464)
Maturities of marketable securities	2,600	4,250
Restricted cash	412	59
Net cash provided by investing activities	2,974	461
Cash Flows From Financing Activities
Repayment of capital lease obligation	—	(14)
Net proceeds from issuance of common stock	604	200
Repurchase of common stock for treasury	(633)	—
Net cash provided by (used in) financing activities	(29)	186
Effect of exchange rate differences on cash and cash equivalents	56	(12)
Net change in cash and cash equivalents	(2,934)	(3,219)
Cash and cash equivalents, beginning of period	14,371	16,642
Cash and cash equivalents, end of period	$11,437	$13,423